Exhibit 4.1

VOICE MOBILITY INTERNATIONAL, INC.
SECOND AMENDED AND RESTATED 1999 STOCK OPTION PLAN
June 14, 2001

1. GRANT OF AWARDS GENERALLY

In accordance with the provisions hereinafter set forth in this stock option plan, the name of which is the VOICE MOBILITY INTERNATIONAL, INC. SECOND AMENDED AND RESTATED 1999 STOCK OPTION PLAN (the “Plan”), the Board of Directors (the “Board”) or, the Compensation Committee (the “Committee”) of VOICE MOBILITY INTERNATIONAL, INC. (the “Corporation”) is hereby authorized to issue from time to time on the Corporation’s behalf to any one or more Eligible Persons, as hereinafter defined, Awards to acquire shares of the Corporation’s $.001 par value common stock (the “Stock”).

2. TYPE OF AWARDS

The Board and the Committee are authorized under this Plan to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of (i) shares of Stock, or (ii) a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such Rule may be amended from time to time) with an exercise or conversion privilege at a price related to the Stock or with a value derived from the value of the Stock. The entering into of any such arrangement is referred to herein as the “grant” of an “Award.”

Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options (including options which meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (“ISOs”) and options which are not ISOs (NSOs), reload stock options in accordance with Paragraph 8 herein (“Reload Options”), stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

Stock and Derivative Securities may be issued pursuant to an Award for any lawful consideration as determined by the Board or the Committee, including, without limitation, services rendered by the recipient of such Award.

3. AMOUNT OF STOCK

The aggregate number of shares of Stock which may be purchased pursuant to the exercise of Awards shall be 10,000,000 shares of Stock. Of this amount, the Board or the Committee shall have the power and authority to designate whether any options so issued shall be ISOs or NSOs, subject to the restrictions on ISOs contained elsewhere herein. If an Award ceases to be exercisable, in whole or in part, the shares of Stock underlying such option shall continue to be available under this Plan. Further, if shares of Stock are delivered to the Corporation as payment for shares of Stock purchased by the exercise of an Award granted under this Plan, such shares of Stock shall also be available under this Plan. If there is any change in the number of shares of Stock on account of the declaration of stock dividends, recapitalization resulting in stock split-ups, or combinations or exchanges of shares of Stock, or otherwise, the number of shares of Stock available for purchase upon the exercise of Awards, the shares of Stock subject to any Award and the exercise price of any outstanding Awards shall be appropriately adjusted by the Board or the Stock Option Committee. The Board or the Stock Option Committee shall give notice of any adjustments to each Eligible Person granted an Award under this Plan, and such adjustments shall be effective and binding on all Eligible Persons. If because of one or more recapitalizations, reorganizations or other corporate events, the holders of outstanding Stock receive something other than shares of Stock then, upon exercise of an Award, the Eligible Person will receive what the holder would have owned if the holder had exercised the Award immediately before the first such corporate event and not disposed of anything the holder received as a result of the corporate event.

4. ELIGIBLE PERSONS

(a)	With respect to ISOs, an Eligible Person means any individual who has been employed by the Corporation or by any subsidiary of the Corporation for a continuous period of at least sixty (60) days.

(b)

With respect to all other forms of Awards, an Eligible Person means (i) any Employee of the Corporation or any subsidiary of the Corporation, who has been employed by the Corporation for a continuous period of at least sixty (60) days or (ii) any director of the Corporation or any subsidiary of the Corporation.

(c)

As used in this Section 4, “Employee” means (i) any individual regularly employed on a full-time basis by the Corporation or any of its subsidiaries and (ii) such other individuals who may be granted options as employees or as an equivalent thereto as may be permitted by the rules and policies of the applicable Regulatory Authorities, such as “service providers” (as that term is defined by The Toronto Stock Exchange (the “TSE”)) or “consultant(s)” (as that term is defined under B.C. Instrument 45-507 issued by the B.C. Securities Commission).

(d)

As used herein, “Regulatory Authorities” means the stock exchanges and other organized trading facilities on which the Corporation’s Shares are listed and all securities commissions or similar securities regulatory bodies having jurisdiction over the Corporation.

(e)

Awards may be exercised by the guardian or Personal Representative of the Eligible Person. As used herein, “Personal Representative” means: (i) in the case of a deceased Award Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and (ii) in the case of an Award Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Award Holder.

5. GRANT OF AWARDS; TERMS

(a)

The Board or the Committee has the right to issue the Awards established by this Plan to Eligible Persons. The Board or the Committee shall follow the procedures prescribed for it elsewhere in this Plan. A grant of Awards shall be set forth in a writing signed the Board or by a majority of the members of the Committee. The writing shall identify whether the Award being granted includes ISOs and shall set forth the terms which govern the Awards. The terms shall be determined by the Board or the Committee, and may include, among other terms, the number of shares of Stock that may be acquired pursuant to the exercise of the Awards, when the Awards may be exercised, the period for which the Award is granted and the expiration date, the effect on the Awards if the Eligible Person terminates employment, and whether the Eligible Person may deliver shares of Stock to pay for the shares of Stock to be purchased by the exercise of the Award. However, no term shall be set forth in the writing which is inconsistent with any of the terms of this Plan. The terms of an Award granted to an Eligible Person may differ from the terms of an Award granted to another Eligible Person, and may differ from the terms of an earlier Option granted to the same Eligible Person.

(b)

In no case will an Eligible Person be granted an Award where the number of Shares that may be received pursuant to that Award exceed, when added to the number of Shares available for purchase pursuant to Awards previously granted to the Award Holder which remain exercisable, 5% of the Corporation’s issued and outstanding share capital as of the date of the Award being granted.

(c)

Subject to any termination provisions contained, the expiration date of an Award shall be the date so fixed by the Board at the time the particular Award is awarded, provided that such date shall be no later than the tenth anniversary of the Award Date of such Award.

6. EXERCISE PRICE

The exercise price at which an Award Holder may purchase a Share upon the exercise of an Award constituting an option, or other derivative security requiring the payment of an exercise price, shall not be less than the Market Value of the Corporation’s Shares as of the Award Date. The Market Value of the Corporation’s Shares for a particular Award Date shall be determined as follows:

(a)

for each organized trading facility on which the Shares are listed, Market Value will be the closing trading price of the Shares on the day immediately preceding the Award Date provided that the minimum Market Value in all cases will not be less than the Market Value on the TSE;

(b)

if the Corporation’s Shares trade on an organized trading facility outside of Canada, then the Market Value determined for that organized trading facility will be converted into Canadian dollars at a conversion rate determined by the Administrator having regard for the published conversion rates as of the Award Date;

(c)

if the Corporation’s Shares are listed on more than one organized trading facility, then Market Value shall be the simple average of the Market Values determined for each organized trading facility on which those Shares are listed as determined for each organized trading facility in accordance with and subject to subparagraphs (a) and (b) above;

(d)

if the Corporation’s Shares are listed on one or more organized trading facility but have not traded during the ten trading day period immediately preceding the Award Date, then the Market Value will be, subject to the necessary approvals of the applicable Regulatory Authorities, such value as is determined by resolution of the Board; and

(e)

if the Corporation’s Shares are not listed on any organized trading facility, then the Market Value will be, subject to the necessary approvals of the applicable Regulatory Authorities, such value as is determined by resolution of the Board.

Notwithstanding anything else contained herein, in no case will Awards be exercisable at a price less than the minimum prescribed by each of the organized trading facilities on which the Corporation’s shares trade and as prescribed by any other applicable Regulatory Authority as would apply to the Award Date in question.

7. PAYMENT OF EXERCISE PRICE

(a)	Payment of the exercise price for the number of shares of Stock being purchased pursuant to any Award shall be made in cash, by certified check or bank draft.

8. COMMITTEE

The Committee may be appointed from time to time by the Board. The Board may from time to time remove members from or add members to the Committee. The Committee shall be constituted so as to permit the Plan to comply in all respects with the provisions set forth in Paragraph 20 herein. The members of the Committee may elect one to its members as its chairman. The Committee shall hold its meetings at such time and places as its chairman shall determine. A majority of the Committee’s members present in person shall constitute a quorum for the transaction of business. All determinations of the Committee will be made by the majority vote of the members constituting the quorum. The members may participate in a meeting of the Committee by conference telephone or similar communications equipment by means of which all members participating in the meeting can hear each other. Participation in a meeting in that manner will constitute presence in person at the meeting. Any decision or determination reduced to writing and signed by all members of the Committee will be effective as if it had been made by a majority vote of all members of the Committee at a meeting which is duly called and held.

9. ADMINISTRATION OF PLAN

In addition to granting Awards and to exercising the authority granted to it elsewhere in this Plan, the Board or the Committee is granted the full right and authority to interpret and construe the provisions of this Plan, promulgate, amend and rescind rules and procedures relating to the implementation of the Plan and to make all other determinations necessary or advisable for the administration of the Plan, consistent, however, with the intent of the Corporation that Awards granted or awarded pursuant to the Plan comply with the provisions of Paragraph 20 and 21 herein. All determinations made by the Board or the Committee shall be final, binding and conclusive on all persons including the Eligible Person, the Corporation and its stockholders, employees, officers and directors and consultants. No member of the Board or the Committee will be liable for any act or omission in connection with the administration of this Plan unless it is attributable to that member’s willful misconduct.

10. PROVISIONS APPLICABLE TO ISOS

The following provisions shall apply to all ISOs granted by the Board or the Committee and shall be incorporated by reference into any writing granting an ISO:

(a)	An ISO may only be granted within ten (10) years from June 29, 1999, the date that this Plan was originally adopted by the Board.

(b)	An ISO may not be exercised after the expiration of ten (10) years from the date the ISO is granted.

(c)	The option price may not be less than the fair market value of the Stock at the time the ISO is granted.

An ISO is not transferable by the Eligible Person to whom it is granted except by will, or the laws of descent and distribution, and is exercisable during his or her lifetime only by the Eligible Person.

If the Eligible Person receiving the ISO owns at the time of the grant stock possessing more than ten (10%) percent of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation (as those terms are defined in the Code), then the option price shall be at least 110% of the fair market value of the Stock, and the ISO shall not be exercisable after the expiration of five (5) years from the date the ISO is granted.

The aggregate fair market value (determined at the time the ISO is granted) of the Stock with respect to which the ISO is first exercisable by the Eligible Person during any calendar year (under this Plan and any other incentive stock option plan of the Corporation) shall not exceed $100,000.

Even if the shares of Stock which are issued upon exercise of an ISO are sold within one year following the exercise of such ISO so that the sale constitutes a disqualifying disposition for ISO treatment under the Code, no provision of this Plan shall be construed as prohibiting such a sale.

This Plan was adopted by the Corporation on June 29, 1999, by virtue of its approval by the Board and amended and restated on March 10, 2000. Approval by the stockholders of the Corporation is to occur prior to June 28, 2000.

11. DETERMINATION OF FAIR MARKET VALUE

In granting ISOs under this Plan, the Board or the Committee shall make a good faith determination as to the fair market value of the Stock at the time of granting the ISO in accordance with the provisions of Section 6 above.

12. RESTRICTIONS ON ISSUANCE OF STOCK

The Corporation shall not be obligated to sell or issue any shares of Stock pursuant to the exercise of an Award unless the Stock with respect to which the Award is being exercised is at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and any other applicable laws, rules and regulations. The Corporation may condition the exercise of an Award granted in accordance herewith upon receipt from the Eligible Person, or any other purchaser thereof, of a written representation that at the time of such exercise it is his or her then present intention to acquire the shares of Stock for investment and not with a view to, or for sale in connection with, any distribution thereof; except that, in the case of a Personal Representative of an Eligible Person, “distribution” shall be defined to exclude distribution by will or under the laws of descent and distribution. Prior to issuing any shares of Stock pursuant to the exercise of an Award, the Corporation shall take such steps as it deems necessary to satisfy any withholding tax obligations imposed upon it by any level of government.

13. EXERCISE IN THE EVENT OF DEATH OR TERMINATION OF EMPLOYMENT

(a)

If an Award holder shall die (i) while an employee of the Corporation or a Subsidiary or within three months after termination of his employment with the Corporation or a Subsidiary because of his disability, or retirement or otherwise, his Awards may be exercised, to the extent that the Award holder shall have been entitled to do so on the date of his death or such termination of employment by the person or persons to whom the Award holder’s right under the Award pass by will or applicable law, or if no such person has such right, by his executors or administrators, at any time, or from time to time. In the event of termination of employment because of his death while an employee or because of disability, his Awards may be exercised not later than the expiration date specified in Paragraph 5 or one year after the Award holder’s death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in Paragraph 5 hereof or one year after the Award holder’s death, whichever date is earlier.

(b)

If an Award holder’s employment by the Corporation or a Subsidiary shall terminate because of his disability and such Award holder has not died within the following three months, he may exercise his Awards, to the extent that he shall have been entitled to do so at the date of the termination of his employment, at any time, or from time to time, but not later than the expiration date specified in Paragraph 5 hereof or one year after termination of employment, whichever date is earlier.

(c)

If an Award holder’s employment shall terminate by reason of his retirement in accordance with the terms of the Corporation’s retirement plans or with the consent of the Board or the Committee or involuntarily other than by termination for cause, and such Award holder had not died within the following three months, he may exercise his Award to the extent he shall have been entitled to do so at the date of the termination of his employment, at any time and from time to time, but not later than the expiration date specified in Paragraph 5 hereof.

(d)	If an Award holder’s employment shall terminate for cause, all right to exercise his Awards shall terminate at the date of such termination of employment.

14. CORPORATE EVENTS

In the event of the proposed dissolution or liquidation of the Corporation, a proposed sale of all or substantially all of the assets of the Corporation, a merger or tender for the Corporation’s shares of Stock, the Board or the Committee shall declare that each Award granted under this Plan shall terminate as of a date to be fixed by the Board; provided that not less than thirty (30) days written notice of the date so fixed shall be given to each Eligible Person holding an Award, and each such Eligible Person shall have the right, during the period of thirty (30) days preceding such termination, to exercise his Award as to all or any part of the shares of Stock covered thereby, including shares of Stock as to which such Award would not otherwise be exercisable. Nothing set forth herein shall extend the term set for purchasing the shares of Stock set forth in the Award.

15. NO GUARANTEE OF EMPLOYMENT

Nothing in this Plan or in any writing granting an Award will confer upon any Eligible Person the right to continue in the employ of the Eligible Person’s employer, or will interfere with or restrict in any way the right of the Eligible Person’s employer to discharge such Eligible Person at any time for any reason whatsoever, with or without cause.

16. NONTRANSFERABILITY

No Award granted under the Plan shall be transferable or assignable other than by will or by the laws of descent and distribution. During the lifetime of the Award holder, an Award shall be exercisable only by him, or by his guardian or Personal Representative.

17. NO RIGHTS AS STOCKHOLDER

No Award holder shall have any rights as a stockholder with respect to any shares subject to his Award prior to the date of issuance to him of a certificate or certificates for such shares.

18. AMENDMENT AND DISCONTINUANCE OF PLAN

The Board may amend, suspend or discontinue this Plan at any time. However, no such action may prejudice the rights of any Eligible Person who has prior thereto been granted Awards under this Plan. Further, no amendment to this Plan which has the effect of (a) increasing the aggregate number of shares of Stock subject to this Plan (except for adjustments pursuant to Paragraph 3 herein), or (b) changing the definition of Eligible Person under this Plan, may be effective unless and until approval of the stockholders of the Corporation is obtained in the same manner as approval of this Plan is required. The Board is authorized to seek the approval of the Corporation’s stockholders for any other changes it proposes to make to this Plan which require such approval, however, the Board may modify the Plan as necessary, to effectuate the intent of the Plan as a result of any changes in the tax, accounting or securities laws treatment of Eligible Persons and the Plan, subject to the provisions set forth in this Paragraph 19, and Paragraphs 20 and 21. In addition, unless the TSE otherwise agrees, if any non-voting shares issued by the Company become publicly traded on the TSE as non-voting shares, then the Plan must be amended to provide that all shares to be issued on the exercise of options to be granted under the Plan must be non-voting shares.

19. COMPLIANCE WITH RULE 16B-3

This Plan is intended to comply in all respects with Rule 16b-3 (“Rule 16b-3”) promulgated by the Securities and Exchange Commission under the Exchange Act, with respect to participants who are subject to Section 16 of the Exchange Act, and any provision(s) herein that is/are contrary to Rule 16b-3 shall be deemed null and void to the extent appropriate by either the Committee or the Board.

20. COMPLIANCE WITH CODE

The aspects of this Plan dealing with ISOs are intended to comply in every respect with Section 422 of the Code and the regulations promulgated thereunder. In the event any future statute or regulation shall modify the existing stature, the aspects of this Plan on ISOs shall be deemed to incorporate by reference such modification. Any stock option agreement relating to any ISO granted pursuant to this Plan outstanding and unexercised at the time any modifying statute or regulation becomes effective shall also be deemed to incorporate by reference such modification and no notice of such modification need to be given to optionee.

If any provision of the aspects of this Plan dealing with ISOs is determined to disqualify the shares purchasable pursuant to the ISOs granted under this Plan from the special tax treatment provided by Code Section 422, such provision shall be deemed null and void and to incorporate by reference the modification required to qualify the shares for said tax treatment.

21. COMPLIANCE WITH OTHER LAWS AND REGULATIONS

The Plan and any amendments hereto, the grant and exercise of Awards thereunder, and the obligation of the Corporation to sell and deliver Stock under such Awards, shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government entity or Regulatory Authority as may be required (including, without limitation, any pre-clearances required by the TSE). Moreover, no option may be exercised if its exercise or the receipt of Stock pursuant thereto would be contrary to applicable laws.

22. DISPOSITION OF SHARES

In the event any share of Stock acquired by an exercise of an Award granted under the Plan shall be transferable other than by will or by the laws of descent and distribution within two years of the date such Award was granted or within one year after the transfer of such Stock pursuant to such exercise, the Award holder shall give prompt written notice thereof to the Board or the Committee.

23. NAME

The Plan shall be known as the “Voice Mobility International Inc. Second Amended and Restated 1999 Stock Option Plan.”

24. NOTICES

Any notice hereunder shall be in writing and sent by certified mail, return receipt requested or by facsimile transmission (with electronic or written confirmation of receipt) and when addressed to the Corporation shall be sent to it at its office, Suite 180 – 13777 Commerce Parkway, Richmond, British Columbia V6V 2X3 Canada and when addressed to the Committee shall be sent to it Suite 180 – 13777 Commerce Parkway, Richmond, British Columbia V6V 2X3 Canada, subject to the right of either party to designate at any time hereafter in writing some other address, facsimile number or person to whose attention such notice shall be sent.

25. HEADINGS

The headings preceding the text of Sections and subparagraphs hereof are inserted solely for convenience of reference, and shall not constitute a part of this Plan nor shall they affect its meaning, construction or effect.

26. EFFECTIVE DATE

The Plan, was adopted by the Board on June 29, 1999, amended and restated on May 19, 2000 and further amended and restated on March 9, 2001. The effective date of the Plan shall be the date on which the Plan is approved by the stockholders of the Corporation.

Dated as of June 14, 2001

VOICE MOBILITY INTERNATIONAL, INC.

By: /s/ James Hutton
James J. Hutton
Chief Executive Officer